Exhibit 2(iv) under Form N-1A
                                       Exhibit 3(ii) under Item 601/Reg. S-K


                  Federated Municipal Opportunities Fund, Inc.

                                  Amendment #8
                                 to the By-Laws

                            (effective May 12, 1998)



Strike Section 3 - Place of Meetings from Article I - Meeting of Shareholder and replace it with the following:

      Section 3. PLACE OF MEETINGS. All meetings of the Shareholders of the Corporation or a particular Series or Class, shall be held at such place within or without the State of Maryland as may be fixed by the Board of Directors.